Exhibit 99.1
Contacts:	Investors/Analysts/Media
Julie Prozeller
FD
212.850.5721
alliancedata@fd.com

Media
Shelley Whiddon
Alliance Data
214.494.3811
Shelley.Whiddon@AllianceData.com

Alliance Data Reports Record Second-Quarter 2011 Results

•   Raises 2011 Guidance

Dallas, TX, July 21, 2011 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the quarter ended June 30, 2011.

SECOND-QUARTER SUMMARY	Quarter Ended June 30,
(in millions, except per share amounts)	2011	2010	% Change

Revenue	$740	$670	11%
Net income	69	47	46%
Net income per diluted share	$1.19	$0.83	43%
Diluted shares outstanding	58.1	56.8	2%
*******************************
Supplemental Non- GAAP Metrics: (a)
Adjusted EBITDA	$239	$207	15%
Adjusted EBITDA, net of funding costs	$198	$156	27%
Core earnings per diluted share	$1.75	$1.38	27%

(a)
See “Financial Measures” below for a discussion of adjusted EBITDA, adjusted EBITDA, net of funding costs, adjusted EBITDA margin, core earnings per diluted share and other non-GAAP financial measures.

CONSOLIDATED RESULTS

Revenue increased 11 percent to $740 million and adjusted EBITDA increased 15 percent to $239 million for the second quarter of 2011. Net income per diluted share (EPS) increased 43 percent to $1.19, and core earnings per diluted share (core EPS) increased 27 percent to $1.75 for the second quarter of 2011, exceeding the Company’s guidance of $1.60.

Diluted shares outstanding were 58.1 million for the second quarter of 2011, an increase of 1.3 million dilutive shares as compared to the second quarter of 2010. The assumed conversion of the Company’s convertible senior notes and warrants, which varies based on the average per share price of the Company’s common stock, added approximately 6.2 million to the diluted share count for the quarter ended June 30, 2011, an increase of 3.9 million compared to the second quarter of 2010. Of the assumed conversion shares, approximately 4.7 million shares for the quarter ended June 30, 2011 are covered by convertible note hedge agreements eliminating the Company’s obligation to settle at maturity. Net repurchases of the Company’s common stock reduced diluted shares outstanding by 2.6 million shares for the quarter ended June 30, 2011 partially mitigating the increase associated with the convertible senior notes and warrants.

Ed Heffernan, president and chief executive officer, commented, “During the second-quarter, we again delivered double-digit growth in revenues, adjusted EBITDA, and earnings-per-share reflecting continued momentum in all three business segments. Despite a sluggish economy, we are confident that our businesses will continue to perform well throughout 2011. As such, we are again raising core EPS guidance from $7.00 to $7.20 for the year.

Heffernan continued, “It has been a very productive second quarter and first half of 2011 as we have cleared many items from our plate. We completed major contract renewals with Victoria’s Secret, Jean Coutu, and J.Crew. We signed new customers including Zale Canada and Sycle to long-term agreements and inked Banco do Brasil as an anchor sponsor to the dotz coalition program in Brazil. We achieved critical mass in our digital agency offering at Epsilon by acquiring Aspen Marketing Services. In addition, we expanded our international footprint by recently acquiring a minority ownership position in a leading loyalty marketing firm in India. Lastly, we bolstered our liquidity by closing on a new $1.6 billion credit facility at favorable market terms. With the bulk of our 2011 initiatives behind us, we are now focusing on 2012 and beyond.”

SEGMENT REVIEW

LoyaltyOne: Revenue for the segment increased $12 million, or 6 percent, to $203 million. While favorable Canadian exchange rates increased revenue by approximately $12 million, the run-off of deferred revenue associated with a 2008 change in a sponsor fee arrangement (which fully amortized in the second quarter of 2010) decreased revenue by approximately $9 million.

Adjusted EBITDA decreased $6 million, or 10 percent, to $53 million for the second quarter of 2011. Favorable Canadian exchange rates increased adjusted EBITDA by approximately $3 million, while the decrease in amortized revenue coupled with non-Canadian operating losses decreased adjusted EBITDA by approximately $11 million. Adjusted EBITDA margins were approximately 26 percent for the second quarter of 2011, down from 31 percent in the prior year quarter. Excluding the amortized revenue from the second quarter of 2010, adjusted EBITDA margins were consistent between quarters.

AIR MILES reward miles issued increased 5 percent during the second quarter of 2011 compared to the prior year quarter due to positive growth in consumer credit card spending and increased promotional activity in the grocer sector. AIR MILES reward miles redeemed increased 2 percent during the second quarter of 2011 compared to the prior year quarter, as recent planned changes to the AIR MILES® Reward Program slowed redemption activity.

During the quarter, LoyaltyOne announced a long-term contract renewal with the Jean Coutu Group, Quebec’s drugstore retail leader and one of Canada’s leading pharmacy chains. Additionally, LoyaltyOne announced an agreement with Zale Canada, the leading Canadian specialty jewelry retailer, as a national sponsor in the AIR MILES Reward Program. The dotz coalition loyalty program in Brazil, in which the Company has an approximate 35 percent ownership interest, was substantially enhanced during the quarter with the signing of a multi-year agreement with Banco do Brasil as an anchor sponsor. The objective is to auto-enroll a substantial number of the bank’s more than 30 million customer accounts into the dotz program and expand the dotz program across Brazil beginning later in 2011.

Epsilon: Revenue for the segment increased $51 million, or 38 percent, to $188 million. Organic revenue growth was approximately $17 million, or 13 percent, for the second quarter of 2011. By business line, database/digital revenue increased 20 percent to $101 million for the second quarter of 2011, driven by a number of significant launches over the last several months. Data revenue increased 28 percent to $45 million for the second quarter of 2011, augmented by the acquisition of Direct Marketing Services (DMS), which added approximately $11 million to revenue. Agency/analytics revenue increased 140 percent to $42 million for the second quarter of 2011, boosted by the acquisition of Aspen Marketing Services (Aspen), which added approximately $24 million to revenue.

Adjusted EBITDA increased 26 percent to $39 million for the second quarter of 2011. The acquisitions of DMS and Aspen added approximately $6 million to adjusted EBITDA for the quarter. Adjusted EBITDA margin was 21 percent for the second quarter of 2011, down slightly from the prior year quarter due to a shift in revenue mix with the acquisition of Aspen. The Company believes that cross-sale opportunities between Epsilon’s businesses will nurture margin enhancement in the future. Expenses associated with the attack by cyber-thieves in March 2011 were nominal for the quarter, and to date, the event has had very minimal impact on the business.

As discussed previously, Epsilon rounded out its product offerings by acquiring Aspen on May 31, 2011. Aspen is a recognized leader in providing marketing agency services, with deep expertise and heritage in the automotive and telecommunications industries. The new agency platform, in combination with Epsilon’s existing agency offerings, enhances Epsilon’s core capabilities and strengthens its competitive advantage.

Overall, the outlook for Epsilon remains strong. Specifically, the database/digital business continues to reap the benefits of strong new client wins, producing a solid implementation stream throughout 2011. The DMS acquisition continues to meet expectations and is contributing to the Company’s developing on-line capabilities. Lastly, Aspen provides increased access into the “C-suite” of certain industries, which Epsilon has historically not targeted.

Private Label Services and Credit: Revenue increased 2 percent to $351 million. Finance charge income, net, increased $13 million, or 4 percent, for the second quarter of 2011. A higher gross yield added approximately $23 million to finance charge income, net, while a decline in average credit card receivables lowered finance charge income, net, by approximately $10 million. Transaction revenue decreased $6 million primarily due to lower merchant fees. Gross yield for the second quarter of 2011 increased to approximately 27 percent, up from 26 percent in the prior year quarter, due to changes in cardholder terms made throughout 2010.

Adjusted EBITDA, net of funding costs increased 50 percent to $123 million for the second quarter of 2011, primarily due to lower provision expense and funding costs. The provision for loan loss expense declined 36 percent to $60 million for the second quarter of 2011 as a result of lower credit card receivables and improving credit trends. The principal charge-off rate for the second quarter of 2011 was 7.2 percent, down from 9.0 percent in the prior year quarter. Portfolio funding costs were $41 million for the second quarter of 2011, or 3.3 percent of average credit card receivables, compared to $51 million, or 4.1 percent of average credit card receivables, in the second quarter of 2010. The decrease is due to lower funding rates, which dropped approximately 12 basis points from the second quarter of 2010, and a $5 million positive mark-to-market on interest rate derivatives as of June 30, 2011. This non-cash gain has been excluded from the calculation of core EPS and is netted against the non-cash interest expense line in the attached RECONCILIATION OF NON-GAAP INFORMATION.

Credit sales increased approximately 9 percent for the second quarter of 2011 as consumer spending accelerated. Average credit card receivables, in contrast, declined approximately 3 percent from the second quarter of 2010 due to a 160 basis point increase in customer payment rates to 18.3 percent and the run-off of terminated credit card programs, which negatively impacted growth by approximately 3 percent compared to the second quarter of 2010. Credit card receivables were $4.9 billion at June 30, 2011, down 2 percent compared to June 30, 2010, while the allowance for loan loss was $461 million at June 30, 2011 or 9.5 percent of ending credit card receivables. Delinquency rates improved to 4.5 percent of principal receivables at June 30, 2011, down from 5.4 percent at June 30, 2010.

During the quarter, Private Label signed a new, long-term agreement with Sycle, LLC to provide credit card services for hearing care patients at its 4,000 hearing care clinics nationwide. In addition, Private Label signed long-term extension agreements with Victoria’s Secret, a subsidiary of Limited Brands, Inc., and J.Crew, providing the continuation of credit, loyalty and multi-channel marketing services.

Liquidity

Corporate liquidity remained strong with approximately $410 million available at June 30, 2011, representing $230 million of cash and $180 million of available borrowing capacity. The key loan covenant ratio, core debt to adjusted EBITDA, was 2.5 to 1 at June 30, 2011, substantially below the covenant ratio of 3.50 to 1.

During the second quarter, the Company closed on a new $1.585 billion credit facility consisting of a $792.5 million term loan and a $792.5 million revolving credit facility. The new credit facility contains an accordion feature providing the Company the right to increase the aggregate principal amount to a total amount of $2.0 billion. The proceeds were used to repay existing indebtedness under the prior credit facilities, acquire Aspen and provide additional liquidity to fund acquisitions and other growth initiatives. The facility matures May 2016 and bears interest at LIBOR plus a spread ranging from 175 to 225 basis points based upon the Company’s senior leverage ratio as defined in the credit facility.

As of June 30, 2011, available liquidity at the bank subsidiary level totaled $3.3 billion. During the quarter, two conduit facilities aggregating $1.5 billion were renewed on favorable terms reflecting the general improvement in the marketplace. Capital levels remain strong as the tier 1 risk-based capital ratio, tier 1 leverage ratio and total risk-based capital ratio for the Company’s main bank subsidiary, World Financial Network National Bank (WFNNB) were 15 percent, 14 percent and 17 percent, respectively at June 30, 2011. Due to its strong capital levels, WFNNB paid a $50 million dividend to Alliance Data during the quarter, resuming dividends to the parent for the first time since 2009.

The Company currently operates a board approved program authorizing the repurchase of up to an aggregate amount of $400 million of the Company’s common stock through the end of 2011. During the second quarter of 2011, the Company acquired 0.6 million shares under this plan. As of June 30, 2011, $211 million remained available to spend under this program.

2011 Outlook

Third Quarter 2011: The Company expects continued strong double-digit growth in revenue and adjusted EBITDA for the third quarter of 2011. Core EPS is expected to increase to $1.85 for the third quarter of 2011, a 19 percent increase compared to the prior year quarter.

Full Year: The Company’s guidance for 2011 is based on current market trends. Given the strong start to 2011, the Company is raising its 2011 EPS and core EPS guidance to $5.00 and $7.20, respectively, representing increases of approximately 42 percent and 23 percent, respectively, compared to 2010. This is as compared to previously issued 2011 guidance of EPS and core EPS of $4.90 and $7.00, respectively.

By segment, we expect:

- LoyaltyOne to continue its strong year with both revenue and adjusted EBITDA up mid to high single-digits compared to 2010. AIR MILES reward miles issued, a key focus for 2011, are expected to grow mid single-digits reversing three years of flat issuance growth, while AIR MILES reward miles redeemed are expected to grow low single-digits on a year-over-year basis.

- Epsilon to maintain double-digit organic revenue growth in 2011. Augmented by the recent acquisitions, total revenue growth is expected to be in the mid-30 percent range compared to 2010. Adjusted EBITDA is expected to trend with revenue growth as margins are expected to remain consistent with 2010.

- Private Label to grow revenue mid-single digits and adjusted EBITDA, net of funding costs in the low-30 percent range compared to 2010. Credit card receivables are expected to begin growing on a year-over-year basis in August 2011 as higher payment rates anniversary, ending 2011 up mid single-digits. Charge-off rates are expected to show continued improvement as 2011 progresses, with year-over-year decreases in the 150 basis points range.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA net of funding costs, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Conference Call

Alliance Data will host a conference call on Thursday, July 21, 2011 at 8:30 a.m. (Eastern Time) to discuss the Company’s 2011 second-quarter results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial 706-645-9291 and enter “80885830”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on August 11, 2011.

About Alliance Data

Alliance Data® (NYSE:  ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands.  Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies.  Headquartered in Dallas, Alliance Data employs approximately 8,500 associates at 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including the anticipated effects of the CARD Act, potential effects of the Epsilon data theft incident, and those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

ALLIANCE DATA SYSTEMS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenue	$740.5	$669.8	$1,480.9	$1,333.3
Operating expenses:
Cost of operations	452.3	380.2	877.7	763.4
Provision for loan losses	60.4	94.7	128.1	182.7
Depreciation and amortization	36.0	34.5	71.4	68.6
Total operating expenses	548.7	509.4	1,077.2	1,014.7
Operating income	191.8	160.4	403.7	318.6
Interest expense, net:
Securitization funding costs	35.0	43.6	66.0	85.2
Interest expense on certificates of deposit	5.5	7.6	11.2	16.2
Interest expense on long-term and other debt, net	38.3	32.7	73.1	65.2
Total interest expense, net	78.8	83.9	150.3	166.6
Income before income taxes	113.0	76.5	253.4	152.0
Income tax expense	44.0	29.2	98.0	58.0
Net income	$69.0	$47.3	$155.4	$94.0

Per share data:
Basic – Net income	$1.35	$0.89	$3.04	$1.78

Diluted – Net income	$1.19	$0.83	$2.74	$1.67

Weighted average shares outstanding – basic	51.1	53.2	51.1	52.8
Weighted average shares outstanding – diluted	58.1	56.8	56.8	56.1

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	As of June 30, 2011	As of December 31, 2010	As of June 30, 2010
ASSETS
Cash and cash equivalents	$232.8	$139.1	$250.3
Credit card receivables, net	4,478.2	4,838.4	4,516.6
Redemption settlement assets(1)	479.2	472.4	476.6
Intangible assets, net	424.6	314.4	283.1
Goodwill	1,462.7	1,221.8	1,162.0
Other assets	1,480.9	1,286.1	1,358.0
Total assets	$8,558.4	$8,272.2	$8,046.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred revenue	$1,269.0	$1,221.2	$1,127.6
Certificates of deposit	827.7	859.1	1,098.9
Asset backed securities debt – owed to securitization investors	3,306.9	3,660.1	3,352.8
Debt(2)	2,361.6	1,869.8	1,813.7
Other liabilities	706.1	638.9	618.8
Total liabilities	8,471.3	8,249.1	8,011.8
Stockholders' equity	87.1	23.1	34.8
Total liabilities and stockholders’ equity	$8,558.4	$8,272.2	$8,046.6
_______________

(1) LoyaltyOne redemption settlement assets aggregate $544 million at June 30, 2011, including investments of $65 million in retained interests in the World Financial Network National Bank Master Trusts. These amounts have been eliminated with the consolidation of these Master Trusts under ASC 860.

(2) Included in debt is a discount of $197.1 million, $232.9 million and $266.9 million as of June 30, 2011, December 31, 2010 and June 30, 2010, respectively, associated with the Company’s adoption of an accounting standard associated with its convertible debt.

ALLIANCE DATA SYSTEMS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$155.4	$94.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71.4	68.6
Deferred income taxes	10.0	20.0
Provision for loan loss	128.1	182.7
Non-cash stock compensation	20.2	23.0
Amortization of discount on convertible senior notes	35.8	32.2
Change in operating assets and liabilities, net of acquisitions	10.5	33.5
Other	(24.5)	(7.5)
Net cash provided by operating activities	406.9	446.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in redemption settlement assets	15.5	16.9
Change in credit card receivables	270.6	276.4
Purchase of credit card receivables	(42.7)	–
Capital expenditures	(33.9)	(31.5)
Payments for acquired businesses, net of cash acquired	(358.2)	–
Change in cash collateral, restricted	(131.2)	(95.1)
Other	3.6	18.2
Net cash (used in) provided by investing activities	(276.3)	184.9

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	2,336.5	555.0
Repayment of borrowings	(1,876.8)	(544.3)
Issuances of certificates of deposit	138.1	94.0
Repayments of certificates of deposit	(169.5)	(460.1)
Borrowings from asset-backed securities	636.5	411.9
Repayments/maturities of asset-backed securities	(989.7)	(745.1)
Proceeds from issuance of common stock	20.5	29.6
Purchase of treasury shares	(116.7)	(14.5)
Other	(16.8)	(0.9)
Net cash used in financing activities	(37.9)	(674.4)
Effect of exchange rate changes on cash and cash equivalents	1.0	(1.7)
Change in cash and cash equivalents	93.7	(44.7)
Cash effect on adoption of ASC 860 and ASC 810	–	81.6
Cash and cash equivalents at beginning of period	139.1	213.4
Cash and cash equivalents at end of period	$232.8	$250.3

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
 (In millions)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2011	2010	Change	2011	2010	Change
Segment Revenue:
LoyaltyOne	$203.1	$191.5	6%	$420.8	$391.2	8%
Epsilon	188.5	137.0	38%	344.2	263.3	31%
Private Label Services and Credit	350.7	343.3	2%	719.6	682.5	5%
Corporate/Other	0.4	0.4	–%	0.7	1.2	(42)%
Intersegment Eliminations	(2.2)	(2.4)	nm	(4.4)	(4.9)	nm
	$740.5	$669.8	11%	$1,480.9	$1,333.3	11%

Segment Adjusted EBITDA:
LoyaltyOne	$52.9	$58.7	(10)%	$111.2	$112.3	(1)%
Epsilon	39.3	31.3	26%	73.0	58.6	25%
Private Label Services and Credit	163.7	133.2	23%	347.0	272.9	27%
Corporate/Other	(15.5)	(14.3)	8%	(32.9)	(30.2)	9%
Intersegment Eliminations	(1.5)	(1.6)	nm	(3.0)	(3.4)	nm
	$238.9	$207.3	15%	$495.3	$410.2	21%

Key Performance Indicators:
Private Label statements generated	34.8	35.6	(2)%	69.5	71.8	(3)%
Average receivables	$4,848.7	$4,992.0	(3)%	$4,908.6	$5,088.6	(4)%
Credit sales	$2,425.4	$2,220.5	9%	$4,379.1	$4,073.2	8%
AIR MILES Reward Miles issued	1,219.7	1,165.1	5%	2,330.2	2,202.8	6%
AIR MILES Reward Miles redeemed	817.0	801.1	2%	1,805.6	1,694.3	7%

nm-not meaningful

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Adjusted EBITDA and Adjusted EBITDA, net of funding costs:	2011	2010	2011	2010
Net income	$69.0	$47.3	$155.4	$94.0
Income tax expense	44.0	29.2	98.0	58.0
Total interest expense, net	78.8	83.9	150.3	166.6
Depreciation and other amortization	16.8	16.6	33.6	32.9
Amortization of purchased intangibles	19.2	17.9	37.8	35.7
EBITDA	227.8	194.9	475.1	387.2
Stock compensation expense	11.1	12.4	20.2	23.0
Adjusted EBITDA	$238.9	$207.3	$495.3	$410.2
Less: funding costs(1)	(40.5)	(51.2)	(77.2)	(101.4)
Adjusted EBITDA, net of funding costs	$198.4	$156.1	$418.1	$308.8

Core Earnings:
Net income	$69.0	$47.3	$155.4	$94.0
Add back non-cash non-operating items:
Stock compensation expense	11.1	12.4	20.2	23.0
Amortization of purchased intangibles	19.2	17.9	37.8	35.7
Non-cash interest expense(2)	21.8	18.8	35.4	37.3
Income tax effect(3)	(19.3)	(17.8)	(34.4)	(34.9)
Core earnings	$101.8	$78.6	$214.4	$155.1

Weighted average shares outstanding – diluted	58.1	56.8	56.8	56.1
Core earnings per share – diluted	$1.75	$1.38	$3.78	$2.76

(1)	Represents interest expense on certificates of deposit and securitization funding costs.
(2)	Represents amortization of imputed interest expense associated with our convertible debt, amortization of debt issuance costs and the gain on mark to market of interest rate derivatives for 2011.
(3)
Represents the tax effect for the related non-GAAP measure adjustments (tax deductible stock compensation expense, amortization of purchased intangibles, non-cash interest expense) using the Company’s effective tax rate for each respective period.

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF SEGMENT ADJUSTED EBITDA
(In millions)
(Unaudited)

	Three Months Ended June 30, 2011
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$46.3	$5.2	$1.4	$52.9
Epsilon	15.8	20.7	2.8	39.3
Private Label Services and Credit	153.0	8.9	1.8	163.7
Corporate/Other	(21.8)	1.2	5.1	(15.5)
Intersegment Eliminations	(1.5)	–	–	(1.5)
	$191.8	$36.0	$11.1	$238.9

	Three Months Ended June 30, 2010
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$50.2	$6.2	$2.3	$58.7
Epsilon	11.0	18.1	2.2	31.3
Private Label Services and Credit	122.9	8.5	1.8	133.2
Corporate/Other	(22.1)	1.7	6.1	(14.3)
Intersegment Eliminations	(1.6)	–	–	(1.6)
	$160.4	$34.5	$12.4	$207.3

	Six Months Ended June 30, 2011
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$97.4	$10.4	$3.4	$111.2
Epsilon	27.3	40.6	5.1	73.0
Private Label Services and Credit	325.7	17.9	3.4	347.0
Corporate/Other	(43.7)	2.5	8.3	(32.9)
Intersegment Eliminations	(3.0)	–	–	(3.0)
	$403.7	$71.4	$20.2	$495.3

	Six Months Ended June 30, 2010
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$95.5	$12.3	$4.5	$112.3
Epsilon	18.3	36.1	4.2	58.6
Private Label Services and Credit	252.4	17.0	3.5	272.9
Corporate/Other	(44.2)	3.2	10.8	(30.2)
Intersegment Eliminations	(3.4)	–	–	(3.4)
	$318.6	$68.6	$23.0	$410.2

(1)	Represents segment adjusted EBITDA and is equal to operating income plus depreciation, amortization and stock compensation expense.